Exhibit 99.2

Extraction Oil & Gas, Inc.

Unaudited Condensed Consolidated Balance Sheets of Extraction as of September 30, 2021 (successor) and December 31, 2020 (predecessor), and Unaudited Consolidated Statements of Operations, of Cash Flows, and of Changes in Stockholders' Equity (Deficit) and Noncontrolling Interest for the Periods from January 1, 2021 through January 20, 2021 (predecessor), from January 21, 2021 through September 30, 2021 (successor) and from July 1, 2021 through September 30, 2021 (successor), and the Notes Related Thereto

FINANCIAL INFORMATION CONDENSED CONSOLIDATED FINANCIAL STATEMENTS EXTRACTION OIL & GAS, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands, except share data) (Unaudited) Successor Predecessor September 30, 2021 December 31, 2020 ASSETS Current Assets: Cash and cash equivalents $ 95,233 $ 205,890 Accounts receivable, net Trade 23,956 13,266 Oil, natural gas and NGL sales 90,353 63,429 Inventory, prepaid expenses and other 19,408 36,382 Commodity derivative asset — 6,971 Total Current Assets 228,950 325,938 Property and Equipment (successful efforts method), at cost: Proved oil and gas properties 1,018,257 4,743,463 Unproved oil and gas properties 126,865 220,380 Wells in progress 8,295 129,058 Less: accumulated depletion, depreciation, amortization and impairment charges (134,213) (3,459,689) Net oil and gas properties 1,019,204 1,633,212 Other property and equipment, net of accumulated depreciation and impairment charges 54,847 56,701 Net Property and Equipment 1,074,051 1,689,913 Non-Current Assets: Other non-current assets 13,841 9,348 Total Non-Current Assets 13,841 9,348 Total Assets $ 1,316,842 $ 2,025,199 LIABILITIES AND STOCKHOLDERS' EQUITY Current Liabilities: Accounts payable and accrued liabilities $ 66,362 $ 80,082 Revenue payable 172,925 49,376 Production taxes payable 62,958 2,595 Commodity derivative liability 93,704 2,147 Accrued interest payable 577 692 Asset retirement obligations 17,522 — DIP Credit Facility—Note 4 — 106,727 Prior Credit Facility—Note 4 — 453,747 Current tax liability 2,470 — Total Current Liabilities 416,518 695,366 Non-Current Liabilities: RBL Credit Facility—Note 4 — — Production taxes payable 79,741 33,627 Commodity derivative liability 6,774 — Other non-current liabilities 8,419 — Asset retirement obligations 70,205 — Total Non-Current Liabilities 165,139 33,627 Liabilities Subject to Compromise — 2,143,497 Total Liabilities 581,657 2,872,490 Commitments and Contingencies—Note 12 Series A Convertible Preferred Stock, $0.01 par value; 50,000,000 shares authorized, 185,280 issued and outstanding as of December 31, 2020 — 191,754 Stockholders' Equity (Deficit): Predecessor common stock, $0.01 par value; 900,000,000 shares authorized; 136,588,900 issued and outstanding as of December 31, 2020 — 1,336 Successor common stock, $0.01 par value; 900,000,000 shares authorized; 25,950,712 issued and outstanding as of September 30, 2021 260 — Predecessor treasury stock, at cost, 38,859,078 shares as of December 31, 2020 — (170,138) Additional paid-in capital 557,244 2,140,499 Retained earnings (accumulated deficit) 177,681 (3,010,742) Total Stockholders' Equity (Deficit) 735,185 (1,039,045) Total Liabilities and Stockholders' Equity $ 1,316,842 $ 2,025,199 The accompanying notes are an integral part of these condensed consolidated financial statements. 2

EXTRACTION OIL & GAS, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per share data) (Unaudited) Successor Predecessor For the Three Months Ended September 30, For the Three Months Ended September 30, 2021 2020 Revenues: Oil sales $ 145,272 $ 111,072 Natural gas sales 55,658 24,413 NGL sales 60,247 22,741 Total Revenues 261,177 158,226 Operating Expenses: Lease operating expense 13,953 12,401 Transportation and gathering 20,801 50,166 Production taxes 25,100 1,696 Exploration and abandonment expenses 7,527 9,762 Depletion, depreciation, amortization and accretion 46,930 85,306 Impairment of long-lived assets 216 — General and administrative expense 9,976 11,605 Other operating expenses 3,072 9,766 Total Operating Expenses 127,575 180,702 Operating Income (Loss) 133,602 (22,476) Other Income (Expense): Commodity derivative loss (51,481) (9,673) Reorganization items, net — (501,073) Interest expense (1) (1,486) (7,388) Other income (expense) (82) 3 Total Other Income (Expense) (53,049) (518,131) Income (Loss) Before Income Taxes 80,553 (540,607) Income tax expense (15,970) — Net Income (Loss) $ 64,583 $ (540,607) Adjustments to reflect Series A Preferred Stock dividends and accretion of discount — (1,865) Net Income (Loss) Available to Common Shareholders, Basic and Diluted $ 64,583 $ (542,472) Income (Loss) Per Common Share—Note 11 Basic $ 2.49 $ (3.92) Diluted $ 2.43 $ (3.92) Weighted Average Common Shares Outstanding Basic 25,898 138,348 Diluted 26,586 138,348 _______________ (1) Absent the automatic stay described in Note 8—Long-Term Debt to the Company’s consolidated financial statements in its Annual Report on Form 10-K for the year ended December 31, 2020, interest expense for the Predecessor period three months ended September 30, 2020 would have been $24.6 million related to 2024 and 2026 Senior Notes. The accompanying notes are an integral part of these condensed consolidated financial statements. 3

EXTRACTION OIL & GAS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Successor	Predecessor	
	For the Period from January 21 through September 30, 2021	For the Period from January 1 through January 20, 2021	For the Nine Months Ended September 30, 2020
Revenues:			
Oil sales	$ 384,929	$ 27,137	$ 271,581
Natural gas sales	212,462	7,806	62,734
NGL sales	136,855	8,099	50,753
Gathering and compression	—	—	1,473
Total Revenues	734,246	43,042	386,541
Operating Expenses:			
Lease operating expense	38,344	2,555	65,775
Transportation and gathering	65,543	6,256	99,258
Production taxes	57,451	3,294	19,828
Exploration and abandonment expenses	11,872	316	184,903
Depletion, depreciation, amortization and accretion	135,596	16,133	243,977
Impairment of long-lived assets	386	—	1,736
General and administrative expense	28,434	2,211	47,350
Other operating expenses	12,332	1,107	79,484
Total Operating Expenses	349,958	31,872	742,311
Operating Income (Loss)	384,288	11,170	(355,770)
Other Income (Expense):			
Commodity derivative gain (loss)	(155,806)	(12,586)	184,041
Loss on deconsolidation of Elevation Midstream, LLC	—	—	(73,139)
Reorganization items, net	—	873,908	(527,992)
Interest expense[(1)(2)]	(6,689)	(1,534)	(49,059)
Other income (expense)	(42)	12	615
Total Other Income (Expense)	(162,537)	859,800	(465,534)
Income (Loss) Before Income Taxes	221,751	870,970	(821,304)
Income tax expense	(44,070)	—	(2,200)
Net Income (Loss)	$ 177,681	$ 870,970	$ (823,504)
Net income attributable to noncontrolling interest	—	—	6,160
Net Income (Loss) Attributable to Extraction Oil & Gas, Inc.	177,681	870,970	(829,664)
Adjustments to reflect Series A Preferred Stock dividends and accretion of discount	—	(418)	(14,201)
Net Income (Loss) Available to Common Shareholders, Basic and Diluted	$ 177,681	$ 870,552	$ (843,865)
Income (Loss) Per Common Share—Note 11			
Basic	$ 6.90	$ 6.37	$ (6.11)
Diluted	$ 6.75	$ 6.37	$ (6.11)
Weighted Average Common Shares Outstanding			
Basic	25,743	136,589	138,080
Diluted	26,331	136,589	138,080

(1) Absent the automatic stay described in *Note 8—Long-Term Debt* to the Company's consolidated financial statements in its Annual Report on Form 10-K for the year ended December 31, 2020, interest expense for the Predecessor period January 1, 2021 to January 20, 2021 would have included an additional $3.7 million related to 2024 and 2026 Senior Notes.

(2) Absent the automatic stay described in *Note 8—Long-Term Debt* to the Company's consolidated financial statements in its Annual Report on Form 10-K for the year ended December 31, 2020, interest expense for the Predecessor period nine months ended September 30, 2020 would have been $69.2 million related to 2024 and 2026 Senior Notes.

The accompanying notes are an integral part of these condensed consolidated financial statements.

4

EXTRACTION OIL & GAS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Successor	Predecessor	
	For the Period from January 21 through September 30,	For the Period from January 1 through January 20,	For the Nine Months Ended September 30,
	2021	2021	2020
Cash flows from operating activities:			
Net income (loss)	$ 177,681	$ 870,970	$ (823,504)
Reconciliation of net income (loss) to net cash provided by operating activities:			
Depletion, depreciation, amortization and accretion	135,596	16,133	243,977
Abandonment and impairment of unproved properties	9,007	—	179,022
Impairment of long-lived assets	386	—	1,736
Amortization of debt issuance costs	1,368	113	3,345
Non-cash lease expense	3,338	264	10,549
Non-cash reorganization items, net	—	(902,653)	13,398
Non-cash discount on rights offering	1,792	—	—
Contract asset	—	—	12,317
Commodity derivatives (gain) loss	155,806	12,586	(184,041)
Settlements on commodity derivatives	(54,982)	542	76,992
Earnings in unconsolidated subsidiaries	—	—	(480)
Loss on deconsolidation of Elevation Midstream, LLC	—	—	73,139
Deferred income tax expense	—	—	2,200
Stock-based compensation	7,718	302	4,462
Changes in current assets and liabilities:			
Accounts receivable—trade	(8,989)	(598)	(19,384)
Accounts receivable—oil, natural gas and NGL sales	(25,655)	(1,269)	50,754
Inventory, prepaid expenses and other	15,875	(778)	(26,868)
Accounts payable and accrued liabilities	(82,340)	16,192	62,668
Accrued damages for rejected and settled contracts	—	—	494,398
Revenue payable	45,172	18,529	(6,986)
Production taxes payable	(53,961)	(13,750)	(16,311)
Accrued interest payable	577	(692)	16,420
Current tax liability	2,470	—	—
Asset retirement expenditures	(5,425)	(545)	(18,750)
Net cash provided by operating activities	325,434	15,346	149,053
Cash flows from investing activities:			
Oil and gas property additions	(92,680)	(9,120)	(218,382)
Acquired oil and gas properties	(5,491)	—	—
Sale of property and equipment	25,597	—	11,147
Gathering systems and facilities additions, net of cost reimbursements	—	—	4,193
Other property and equipment additions	(1,458)	—	(3,574)
Investment in unconsolidated subsidiaries	—	—	(10,033)
Net cash used in investing activities	(74,032)	(9,120)	(216,649)
Cash flows from financing activities:			
Borrowings under Prior Credit Facility—Note 4	—	—	200,500
Repayments under Prior Credit Facility—Note 4	—	(453,872)	(70,000)
Borrowings under DIP Credit Facility—Note 4	—	—	35,000
Repayments under DIP Credit Facility—Note 4	—	(106,727)	—
Borrowings under RBL Credit Facility—Note 4	60,000	265,000	—
Repayments under RBL Credit Facility—Note 4	(333,746)	—	—
Proceeds from issuance of common stock	7,000	200,473	—
Payment of employee payroll withholding taxes	—	—	(120)
Debt issuance costs and other financing fees	(85)	(6,328)	(1,273)
Net cash provided by (used in) financing activities	(266,831)	(101,454)	164,107
Effect of deconsolidation of Elevation Midstream, LLC	—	—	(7,728)
Increase (decrease) in cash and cash equivalents	(15,429)	(95,228)	88,783
Cash, cash equivalents and restricted cash at beginning of period	110,662	205,890	32,382
Cash, cash equivalents and restricted cash at end of period	$ 95,233	$ 110,662	$ 121,165
Supplemental cash flow information:			
Property and equipment included in accounts payable and accrued liabilities	$ 9,132	$ 16,320	$ 38,898
Cash paid for income taxes	41,600	—	—
Cash paid for interest	4,952	2,245	34,188
Cash paid for reorganization items, net	45,600	6,545	10,454
Accretion of beneficial conversion feature of Series A Preferred Stock	—	418	5,452
Preferred Units commitment fees and dividends paid-in-kind	—	—	6,160
Series A Preferred Stock dividends paid-in-kind	—	—	8,749
Derivative unwinds reducing the Prior Credit Facility	—	—	96,065
Draw on letter of credit increasing the RBL Credit Facility	8,746	—	24,311
Draw on letter of credit increasing the Prior Credit Facility	—	125	—
General unsecured claims within accounts payable and accrued liabilities settled with common stock	16,140	—	—
Backstop Commitment Agreement premium within accounts payable and accrued liabilities settled with common stock	—	23,866	—

The accompanying notes are an integral part of these condensed consolidated financial statements.

5

EXTRACTION OIL & GAS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY AND NONCONTROLLING INTEREST
(In thousands)
(Unaudited)

	Common Stock		Treasury Stock		Additional Paid in Capital	Retained Earnings (Accumulated Deficit)	Extraction Oil & Gas, Inc. Stockholders' Equity (Deficit)	Noncontrolling Interest	Total Stockholders' Equity (Deficit)
	Shares	Amount	Shares	Amount				Amount	
Balance at January 1, 2021 (Predecessor)	175,448	$ 1,336	38,859	$ (170,138)	$ 2,140,499	$ (3,010,742)	$ (1,039,045)	$ —	$ (1,039,045)
Stock-based compensation	—	—	—	—	302	—	302	—	302
Accretion of beneficial conversion feature on Series A Preferred Stock	—	—	—	—	(418)	—	(418)	—	(418)
Net income	—	—	—	—	—	870,970	870,970	—	870,970
Cancellation of Predecessor equity	(175,448)	(1,336)	(38,859)	170,138	(2,140,383)	2,139,772	168,191	—	168,191
Issuance of Successor equity	24,729	247	—	—	504,205	—	504,452	—	504,452
Issuance of Successor warrants	—	—	—	—	20,403	—	20,403	—	20,403
Balance at January 20, 2021 (Predecessor)	24,729	$ 247	—	$ —	$ 524,608	$ —	$ 524,855	$ —	$ 524,855
Balance at January 21, 2021 (Successor)	24,729	$ 247	—	$ —	$ 524,608	$ —	$ 524,855	$ —	$ 524,855
Stock-based compensation	—	—	—	—	2,174	—	2,174	—	2,174
Net income	—	—	—	—	—	88,554	88,554	—	88,554
Issuance of Successor equity for general unsecured claims	543	5	—	—	11,083	—	11,088	—	11,088
Issuance of Successor equity for rights offering	431	5	—	—	8,787	—	8,792	—	8,792
Balance at March 31, 2021 (Successor)	25,703	$ 257	—	$ —	$ 546,652	$ 88,554	$ 635,463	$ —	$ 635,463
Stock-based compensation	—	—	—	—	2,771	—	2,771	—	2,771
Net income	—	—	—	—	—	24,544	24,544	—	24,544
Issuance of Successor equity for general unsecured claims	134	1	—	—	2,729	—	2,730	—	2,730
Balance at June 30, 2021 (Successor)	25,837	$ 258	—	$ —	$ 552,152	$ 113,098	$ 665,508	$ —	$ 665,508
Stock-based compensation	—	—	—	—	2,772	—	2,772	—	2,772
Net income	—	—	—	—	—	64,583	64,583	—	64,583
Issuance of Successor equity for general unsecured claims	114	2	—	—	2,320	—	2,322	—	2,322
Balance at September 30, 2021 (Successor)	25,951	$ 260	—	$ —	$ 557,244	$ 177,681	$ 735,185	$ —	$ 735,185

6

Balance at January 1, 2020 (Predecessor)	176,517	$ 1,336	38,859	$ (170,138)	$ 2,156,383	$ (1,743,208)	$ 244,373	$ 264,364	$ 508,737
Preferred Units commitment fees & dividends paid-in-kind	—	—	—	—	(6,160)	—	(6,160)	6,160	—
Series A Preferred Stock dividends	—	—	—	—	(4,748)	—	(4,748)	—	(4,748)
Accretion of beneficial conversion feature on Series A Preferred Stock	—	—	—	—	(1,770)	—	(1,770)	—	(1,770)
Restricted stock issued, net of tax withholdings and other	234	—	—	—	(35)	—	(35)	—	(35)
Net income	—	—	—	—	—	9,037	9,037	—	9,037
Effects of deconsolidation of Elevation Midstream, LLC	—	—	—	—	—	—	—	(270,524)	(270,524)
Balance at March 31, 2020 (Predecessor)	176,751	$ 1,336	38,859	$ (170,138)	$ 2,143,670	$ (1,734,171)	$ 240,697	$ —	$ 240,697
Stock-based compensation	—	—	—	—	2,560	—	2,560	—	2,560
Series A Preferred Stock dividends	—	—	—	—	(4,001)	—	(4,001)	—	(4,001)
Accretion of beneficial conversion feature on Series A Preferred Stock	—	—	—	—	(1,817)	—	(1,817)	—	(1,817)
Restricted stock issued, net of tax withholdings and other	452	—	—	—	(85)	—	(85)	—	(85)
Net loss	—	—	—	—	—	(291,934)	(291,934)	—	(291,934)
Balance at June 30, 2020 (Predecessor)	177,203	$ 1,336	38,859	$ (170,138)	$ 2,140,327	$ (2,026,105)	$ (54,580)	$ —	$ (54,580)
Stock-based compensation	—	—	—	—	1,902	—	1,902	—	1,902
Accretion of beneficial conversion feature on Series A Preferred Stock	—	—	—	—	(1,865)	—	(1,865)	—	(1,865)
Restricted stock issued, net of tax withholdings and other	27	—	—	—	—	—	—	—	—
Net loss	—	—	—	—	—	(540,607)	(540,607)	—	(540,607)
Balance at September 30, 2020 (Predecessor)	177,230	$ 1,336	38,859	$ (170,138)	$ 2,140,364	$ (2,566,712)	$ (595,150)	$ —	$ (595,150)

The accompanying notes are an integral part of these condensed consolidated financial statements.

7

EXTRACTION OIL & GAS, INC. NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS Note 1—Business and Organization Extraction Oil & Gas, Inc. (the “Company” or “Extraction” is an independent oil and gas company focused on the acquisition, development and production of oil, natural gas and natural gas liquids (“NGLs”) reserves in the Rocky Mountain region, primarily in the Wattenberg Field of the Denver-Julesburg Basin (the “DJ Basin”) of Colorado. As described below in the section titled “Voluntary Reorganization under Chapter 11 of the Bankruptcy Code,” during the second quarter of 2020, the Company filed for bankruptcy and, as a result, was delisted from the NASDAQ Global Select Market on June 25, 2020 and began trading on the Pink Open Market under the symbol “XOGAQ.” Also described below, on January 20, 2021, the Company emerged from bankruptcy as a reorganized entity and, as a result, was relisted on the NASDAQ Global Select Market on January 21, 2021 and began trading under the symbol “XOG.” To facilitate our financial statement presentations, the Company refers to the post-emergence reorganized company in these condensed consolidated financial statements and footnotes as the “Successor Company” for periods subsequent to January 20, 2021 and to the pre-emergence company as the “Predecessor Company” for periods on or prior to January 20, 2021. This delineation between Predecessor Company periods and Successor Company periods is shown in the condensed consolidated financial statements and certain tables within the footnotes to the condensed consolidated financial statements through the use of a black line, calling out the lack of comparability between periods. Civitas Resources, Inc. On November 1, 2021, Civitas Resources, Inc. (“Civitas”), a Delaware corporation formerly named Bonanza Creek Energy, Inc. (“Bonanza” or “Parent”), completed (i) its previously announced “merger of equals” with Extraction, pursuant to the terms of that certain agreement and plan of merger, dated as of May 9, 2021, by and among Parent, Raptor Eagle Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent, and Extraction, and (ii) its previously announced acquisition of CPPIB Crestone Peak Resources America Inc., a Delaware corporation (“Crestone Peak”), pursuant to the terms of that certain agreement and plan of merger, dated as of June 6, 2021, by and among Parent, Raptor Condor Merger Sub 1, Inc., a Delaware corporation and wholly owned subsidiary of Parent, Raptor Condor Merger Sub 2, LLC, a Delaware limited liability company and wholly owned subsidiary of Parent, Crestone Peak Resources LP, Crestone Peak, Crestone Peak Resources Management LP and Extraction. On November 2, 2021, common stock of Parent, par value $0.01 per share (the “Parent Common Stock”) began trading on the New York Stock Exchange under the new name and new ticker symbol “CIVI.” As a result of the merger, various employees and executives of the Company were terminated as of November 1, 2021 or will be terminated after their respective transition period. The severance payments associated with these terminations will be paid during the fourth quarter of 2021 and beyond. Voluntary Reorganization under Chapter 11 of the Bankruptcy Code As previously disclosed, on June 14, 2020 (the “Petition Date”), Extraction and its wholly owned subsidiaries (collectively, the “Debtors”), filed voluntary petitions for relief under chapter 11 (“Chapter 11”) of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”). The Debtors’ Chapter 11 cases (the “Chapter 11 Cases”) were jointly administered under the caption In re Extraction Oil & Gas., et al. Case No. 20-11548 (CSS). On July 30, 2020, the Debtors filed a proposed Plan of Reorganization (as amended, modified, or supplemented from time to time, the “Plan”) and related Disclosure Statement (as amended or modified, the “Disclosure Statement”) describing the Plan and the solicitation of votes to approve the same from certain of the Debtors’ creditors with respect to the Chapter 11 Cases. Subsequently on October 22, 2020 and November 5, 2020, the Debtors filed first and second amendments, respectively, to the Disclosure Statement. The hearing to consider approval of the Disclosure Statement was held on November 6, 2020. On November 6, 2020, the Bankruptcy Court approved the adequacy of the Disclosure Statement and the Debtors commenced a solicitation process to obtain votes on the Plan. The Plan was confirmed by order of the Bankruptcy Court on December 23, 2020 (the “Confirmation Order”). On January 20, 2021 (the “Emergence Date”), the Plan became effective in accordance with its terms and the Company emerged from the Chapter 11 Cases. 8

Note 2—Basis of Presentation, Significant Accounting Policies and Recent Accounting Pronouncements Basis of Presentation The unaudited condensed consolidated financial statements include the accounts of the Company, including its wholly owned subsidiaries. Intercompany balances and transactions have been eliminated in consolidation. The financial statements included herein were prepared from the records of the Company in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and the Securities and Exchange Commission rules and regulations for interim financial reporting. In the opinion of management, all adjustments, consisting primarily of normal recurring adjustments that are considered necessary for a fair statement of the unaudited condensed consolidated financial information, have been included. However, operating results for the period presented are not necessarily indicative of the results that may be expected for a full year. Interim condensed consolidated financial statements and the year-end balance sheets do not include all of the information and notes required by GAAP for audited annual consolidated financial statements. These unaudited condensed consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements and notes included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 (“Annual Report”). Significant Accounting Policies The significant accounting policies followed by the Company are set forth in Note 2—Basis of Presentation and Significant Accounting Policies to the Company’s consolidated financial statements in its Annual Report and are supplemented by the notes to the unaudited condensed consolidated financial statements in this quarterly report. As discussed in Note 3—Fresh Start Reporting, upon emergence from bankruptcy on January 20, 2021, the Company recorded its consolidated balance sheet accounts at fair value. The Predecessor Company applied Accounting Standards Codification (“ASC”) Topic 852—Reorganizations (“ASC 852”) in preparing the condensed consolidated financial statements. ASC 852 did not apply to the Successor Company. ASC 852 requires the financial statements, for periods subsequent to the Chapter 11 Cases’ filing date, to distinguish transactions and events that are directly associated with the reorganization from the ongoing operations of the business. Accordingly, certain expenses incurred during the bankruptcy proceedings, including gain on settlement of debt and fresh-start valuations, are recorded as reorganization items, net. In addition, for periods after the Petition Date and through the Emergence Date, Predecessor Company pre-petition obligations that may have been impacted by the Chapter 11 process have been classified on the condensed consolidated balance sheets as “Liabilities Subject to Compromise.” These liabilities are reported at the amounts the Predecessor Company anticipated would be allowed by the Bankruptcy Court as of that balance sheet date, even if they may be settled for lesser amounts. See below for more information regarding reorganization items, net. GAAP requires certain additional reporting for financial statements prepared between the Petition Date and the Emergence Date, including: • Reclassification of pre-petition liabilities that are unsecured, under-secured or where it cannot be determined that the liabilities are fully secured to a separate line item in the condensed consolidated balance sheets called “Liabilities Subject to Compromise”; and • Segregation of reorganization items, net as a separate line in the condensed consolidated statements of operations outside of income from continuing operations. Accounting policies for the balance sheet accounts listed below are disclosed in the Company’s Annual Report. As of the Effective Date, the amounts for these accounts have been recorded at fair value. After the effective date, the Company will continue to follow the accounting policies within its Annual Report. • Cash and Cash Equivalents • Accounts Receivable • Inventory, Prepaid Expenses and Other • Oil and Gas Properties • Other Property and Equipment • Debt Issuance Costs • Commodity Derivative Instruments • Intangible Assets • Asset Retirement Obligations 9

Executory Contracts Subject to certain exceptions, under the Bankruptcy Code, the Debtors may assume, assign, or reject certain executory contracts and unexpired leases subject to the approval of the Bankruptcy Court and certain other conditions. Generally, the rejection of an executory contract or unexpired lease is treated as a pre-petition breach of such executory contract or unexpired lease and, subject to certain exceptions, relieves the Debtors from performing their future obligations under such executory contract or unexpired lease but entitles the contract counterparty or lessor to a pre- petition general unsecured claim for damages caused by such deemed breach. Generally, the assumption of an executory contract or unexpired lease requires the Debtors to cure existing monetary defaults under such executory contract or unexpired lease and provide adequate assurance of future performance. Bankruptcy Claims The Debtors have filed with the Bankruptcy Court schedules and statements setting forth, among other things, the assets and liabilities of each of the Debtors, subject to the assumptions filed in connection therewith. These schedules and statements may be subject to further amendment or modification after filing. Certain holders of pre-petition claims that are not governmental units were required to file proofs of claim by the bar date of August 14, 2020. As of November 1, 2021, the Debtors’ have received approximately 2,600 proofs of claim, primarily representing general unsecured claims, for an amount of approximately $5.8 billion. The Bankruptcy Court does not allow for claims that have been acknowledged as duplicates. Approximately 2,200 claims totaling approximately $4.2 billion have been withdrawn, disallowed or are pending approval to be disallowed. As of November 1, 2021, there are a total of approximately $53.0 million in remaining asserted claims in the bankruptcy. For the remaining claims, the Company is attempting to reach settlement with the claimants or has or is expected to object to the claims. Differences in amounts recorded and claims filed by creditors are currently being investigated and resolved, including through filing objections with the Bankruptcy Court, where appropriate. The Company may ask the Bankruptcy Court to disallow claims that the Company believes are duplicative, have been later amended or superseded, are without merit, are overstated or should be disallowed for other reasons. In light of the substantial number of claims filed, the claims resolution process may take considerable time to complete and is continuing even after the Debtors emerged from bankruptcy. Divestitures In April 2021, the Company completed the sale of certain non-operated producing properties for aggregate sales proceeds of approximately $15.2 million, subject to customary purchase price adjustments. No gain or loss was recognized. In conjunction with the April 2021 divestiture, the Company recorded a receivable of approximately $2.5 million in the condensed consolidated balance sheet as of September 30, 2021 for post-closing adjustments. The Company continues to explore divestitures as part of our ongoing initiative to divest non-strategic assets. Segments The Company has a single reportable segment. Recent Accounting Pronouncements In May 2021, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2021-04, Earnings Per Share (Topic 260), Debt—Modifications and Extinguishments (Subtopic 470-50), Compensation—Stock Compensation (Topic 718), and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40). This ASU clarifies accounting for modifications or exchanges of freestanding equity-classified written call options (for example, warrants) that remain equity classified after modification or exchange. The amendments in this ASU are effective for the Company beginning January 1, 2022. Early adoption is permitted and amendments should be applied prospectively to modifications or exchanges occurring on the effective date of the amendments. The Company is evaluating the effect of adopting this guidance. Other than as disclosed in the Company’s Annual Report, there are no other accounting standards applicable to the Company as of September 30, 2021 and through November 12, 2021 that have been issued but not yet adopted by the Company that would have a material effect on the Company’s unaudited condensed consolidated financial statements and related disclosures. 10

Note 3—Fresh Start Reporting Fresh Start Reporting In connection with the Company’s emergence from bankruptcy and in accordance with ASC 852, the Company qualified for and applied fresh start reporting on the Emergence Date. The Company was required to apply fresh start reporting due to the fact that (i) the holders of existing voting shares of the Predecessor Company received less than 50% of the voting shares of the Successor Company, and (ii) the reorganization value (defined below) of the Company’s assets immediately prior to confirmation of the Plan of $1.4 billion was less than the $2.9 billion of post-petition liabilities and allowed claims. As a result of the Company qualifying for fresh start reporting, a new reporting entity was considered to have been created; as a result and in accordance with ASC 852, the Company allocated the reorganization value of the Company to its individual assets, including property, plant and equipment, based on their estimated fair values in conformity with ASC Topic 820–Fair Value Measurement (“ASC 820”) and ASC Topic 805–Business Combinations (“ASC 805”). As such, the condensed consolidated financial statements after January 20, 2021 are not comparable with the condensed consolidated financial statements as of or prior to that date. Reorganization Value Reorganization value represents the fair value of the Successor Company’s assets before considering certain liabilities and is intended to represent the approximate amount a willing buyer would pay for the Company’s assets immediately after reorganization. Reorganization value is derived from an estimate of enterprise value, or fair value of the Company’s interest-bearing debt and stockholders’ equity. As set forth in the Plan and related disclosure statement, the enterprise value of the Successor Company was estimated to be between $875.0 million to $1.275 billion. On the Emergence Date, the Successor Company’s estimated enterprise value was $1.052 billion before the consideration of cash and cash equivalents on hand, which falls slightly below the midpoint of this range. The enterprise value was derived from an independent valuation using an income approach to derive the fair value of the Company’s assets as of the Emergence Date. On the Emergence Date, pursuant to the terms of the Plan, the Successor Company entered into a $1.0 billion reserve-based credit agreement with an initial borrowing base of $500.0 million. Please see Note 4—Long- Term Debt for discussion of the Successor Company’s debt. The Company’s principal assets are its oil and natural gas properties. The fair value of proved reserves was estimated using a discounted cash flows approach, which was based on the anticipated future cash flows associated with those proved reserves, risked by reserve category and discounted using a weighted average cost of capital rate of 11.0%. The proved reserve locations included in this analysis were limited to wells included in the Company's five-year development plan. Future prices were based on forward strip price curves (adjusted for basis differentials). The fair value of the Company’s unproved reserves was estimated using a discounted cash flows approach. See further discussion below in the section titled “Fresh Start Adjustments.” 11

The following table reconciles the Company's enterprise value to the implied value of Successor equity as of January 20, 2021 (in thousands, except per share data):

		Successor
		January 20, 2021
Enterprise value	$	1,052,000
Plus: Cash and cash equivalents		71,793
Plus: General unsecured claims to be satisfied through issuance of equity after Emergence		16,127
Less: Working capital adjustment[(1)]		(333,938)
Less: Interest bearing liabilities		(265,000)
Less: Fair value of warrants[(2)]		(20,403)
Implied value of Successor equity after satisfaction of general unsecured claims after Emergence	$	520,579
Less: General unsecured claims to be satisfied through issuance of equity after Emergence		(16,127)
Implied value of Successor equity as of January 20, 2021	$	504,452
Common shares of Successor equity as of January 20, 2021		24,729,681
Implied value per common share as of January 20, 2021	$	20.41

(1) Represents current assets without cash and cash equivalents and restricted cash, current liabilities without asset retirement obligations and the current liability related to the professional fee escrow accrual in "Accounts payable and accrued liabilities," other non-current liabilities, non-current production taxes, and the working capital deficit adjustment of approximately $23.9 million utilized by the valuation specialist to determine enterprise value for the Plan. This adjustment considers the impact of liabilities in excess of normalized working capital to the enterprise value for purposes of calculating implied Successor equity.

(2) Warrants were considered as part of equity on the condensed consolidated balance sheet but are broken out separately here for presentation and disclosure purposes.

The following table reconciles the Company's enterprise value to its reorganization value as of January 20, 2021 (in thousands):

		Successor
		January 20, 2021
Enterprise value	$	1,052,000
Plus: Normalized working capital liabilities[(1)]		176,976
Plus: Asset retirement obligations, current and non-current		87,199
Plus: Cash and cash equivalents		71,793
Reorganization value	$	1,387,968

(1) Relates to normalized working capital liabilities in the Predecessor ending balance sheet.

Although the Company believes the assumptions and estimates used to develop enterprise value and reorganization value are reasonable and appropriate, different assumptions and estimates could materially impact the analysis and resulting conclusions. The assumptions used in estimating these values are inherently uncertain and require judgment. See below in the section titled "Fresh Start Adjustments" for additional information regarding assumptions used in the valuation of the Company's significant assets and liabilities.

Condensed Consolidated Balance Sheet at the Emergence Date (in thousands)

The adjustments set forth in the following condensed consolidated balance sheet as of January 20, 2021 reflect the consummation of transactions contemplated by the Plan (the "Reorganization Adjustments") and the fair value adjustments as a result of applying fresh start reporting (the "Fresh Start Adjustments"). The explanatory notes highlight methods used to determine fair values or other amounts of the corresponding assets or liabilities, as well as significant assumptions.

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	Predecessor	Reorganization Adjustments	Fresh Start Adjustments	Successor
ASSETS				
Current Assets:				
Cash and cash equivalents	$ 246,952	$ (175,159) (a)	$ —	$ 71,793
Restricted cash	—	38,869 (b)	—	38,869
Accounts receivable, net				
Trade	12,500	—	—	12,500
Oil, natural gas and NGL sales	64,698	—	—	64,698
Inventory, prepaid expenses and other	33,524	—	3,470 (r)	36,994
Commodity derivative asset	—	—	—	—
Total Current Assets	357,674	(136,290)	3,470	224,854
Property and Equipment (successful efforts method), at cost:				
Proved oil and gas properties	4,746,225	—	(3,800,981) (s)	945,244
Unproved oil and gas properties	221,247	—	(75,647) (s)	145,600
Wells in progress	136,247	—	(136,247) (s)	—
Less: accumulated depletion, depreciation, amortization and impairment charges	(3,475,279)	—	3,475,279 (s)	—
Net oil and gas properties	1,628,440	—	(537,596)	1,090,844
Other property and equipment, net of accumulated depreciation and impairment charges	56,455	—	350 (t)	56,805
Net Property and Equipment	1,684,895	—	(537,246)	1,147,649
Non-Current Assets:				
Commodity derivative asset	134	—	—	134
Other non-current assets	9,003	6,328 (c)	—	15,331
Total Non-Current Assets	9,137	6,328	—	15,465
Total Assets	$ 2,051,706	$ (129,962)	$ (533,776)	$ 1,387,968
LIABILITIES AND STOCKHOLDERS' EQUITY				
Current Liabilities:				
Accounts payable and accrued liabilities	$ 93,036	$ 58,792 (d)	$ 3,469 (r)	$ 155,297
Revenue payable	68,003	59,750 (e)	—	127,753
Production taxes payable	3,284	132,255 (f)	—	135,539
Commodity derivative liability	7,897	—	—	7,897
Accrued interest payable	2,236	(2,236) (g)	—	—
Asset retirement obligations	—	13,937 (h)	(478) (u)	13,459
DIP Credit Facility	106,727	(106,727) (i)	—	—
Prior Credit Facility	453,872	(453,872) (i)	—	—
Total Current Liabilities	735,055	(298,101)	2,991	439,945
Non-Current Liabilities:				
RBL Credit Facility	—	265,000 (j)	—	265,000
Production taxes payable	38,716	22,405 (f)	—	61,121
Other non-current liabilities	—	23,307 (k)	—	23,307
Asset retirement obligations	—	80,620 (h)	(6,880) (u)	73,740
Deferred tax liability	—	—	—	—
Total Non-Current Liabilities	38,716	391,332	(6,880)	423,168
Liabilities Subject to Compromise	2,135,808	(2,135,808) (l)	—	—
Total Liabilities	2,909,579	(2,042,577)	(3,889)	863,113
Commitments and Contingencies				
Series A Convertible Preferred Stock	192,172	(192,172) (m)	—	—
Stockholders' Equity (Deficit):				
Predecessor common stock	1,336	(1,336) (n)	—	—
Predecessor treasury stock	(170,138)	170,138 (o)	—	—
Predecessor additional paid-in capital	2,140,383	(2,140,383) (n)(o)	—	—
Successor common stock	—	247 (p)	—	247
Successor warrants	—	20,403 (p)	—	20,403
Successor additional paid-in capital	—	504,205 (p)	—	504,205
Accumulated deficit	(3,021,626)	3,551,513 (q)	(529,887) (v)	—
Total Stockholders' Equity (Deficit)	(1,050,045)	2,104,787	(529,887)	524,855
Total Liabilities and Stockholders' Equity (Deficit)	$ 2,051,706	$ (129,962)	$ (533,776)	$ 1,387,968

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Reorganization Adjustments (a) The table below reflects the sources and uses of cash and cash equivalents on the Emergence Date pursuant to the terms of the Plan (in thousands): Sources: Total cash received from the RBL Credit Facility $ 265,000 Total proceeds from backstopped rights offering 200,255 Total proceeds from the general unsecured claims rights offering 218 Total sources of cash 465,473 Uses: Payment of DIP Credit Facility, Prior Credit Facility, and related interest (562,834) Funding of the professional fee escrow account (38,869) Payment of prepetition taxes classified as liabilities subject to compromise (21,532) Payment of debt issuance cost associated with the RBL Credit Facility (6,329) Payment of contract cure costs classified as liabilities subject to compromise (5,374) Payments to professionals at emergence (5,102) Payment of the general unsecured claim cash out election for claims classified as liabilities subject to compromise (592) Total uses of cash (640,632) Net uses of cash $ (175,159) (b) Represents the funding of the professional fee escrow account. (c) Represents $6.3 million of financing costs related to the RBL Credit Facility, which were capitalized as debt issuance costs and will be amortized straight-line to interest expense through the maturity date of July 20, 2024. (d) Represents amounts shown in “Accounts payable and accrued liabilities” as reorganization adjustments (in thousands): Reinstatements from liabilities subject to compromise: Accounts payable and accrued liabilities $ 29,752 Current portion of a settlement liability 17,700 General unsecured claims to be satisfied through issuance of equity after Emergence 16,127 Other general unsecured claims to be satisfied after Emergence 8,746 Other adjustments: Success fees 20,800 Backstop Commitment Agreement premium satisfied in common shares at Emergence (29,231) Professional fees paid at Emergence (5,102) Total accounts payable and accrued liabilities reorganization adjustments $ 58,792 (e) Represents revenue payables formerly in “Liabilities Subject to Compromise” that have been reinstated at emergence and will be paid out subsequent to emergence. (f) Represents production taxes payable formerly in “Liabilities Subject to Compromise” that have been reinstated at emergence and will be paid out subsequent to emergence. 14

(g) Represents the satisfaction upon emergence of the Predecessor Company’s accrued interest payable for the Prior Credit Facility and DIP Credit Facility. (h) Represents $13.9 million and $80.6 million of the current and non-current portions of asset retirement obligations, respectively, formerly in “Liabilities Subject to Compromise” that have been reinstated at emergence. (i) Reflects the payment in full of the borrowings outstanding under the Prior Credit Facility and DIP Credit Facility. (j) Reflects borrowings drawn under the RBL Credit Facility upon emergence. (k) Represents $19.3 million of the non-current portion of a settlement liability and $4.0 million of other non-current liabilities formerly in “Liabilities Subject to Compromise” that have been reinstated at emergence and will be paid out subsequent to emergence. (l) As part of the Plan, the Bankruptcy Court approved the settlement of certain claims reported within “Liabilities Subject to Compromise” in the Company's consolidated balance sheet at their respective allowed claim amounts. The table below indicates the reinstatement or disposition of liabilities subject to compromise (in thousands): Liabilities subject to compromise pre-emergence $ 2,135,808 Amounts reinstated on the Emergence Date: Production taxes payable (154,660) Asset retirement obligations (94,557) Revenue payable (59,750) Accounts payable and accrued liabilities (72,860) Other non-current liabilities (23,307) Total liabilities reinstated (405,134) Consideration provided to settle liabilities subject to compromise per the Plan Issuance of Successor equity associated with the participation in the backstopped and general unsecured rights offerings (251,795) Less proceeds from issuance of Successor equity associated with the backstopped and general unsecured rights offerings 200,473 Issuance of Successor equity to 2024 and 2026 Senior Notes holders, incremental to the backstopped and general unsecured rights offerings, and backstop commitment premium (156,889) Issuance of Successor equity to general unsecured claim holders, incremental to the backstopped and general unsecured rights offerings, and backstop commitment premium (64,857) Cash payment in settlement of claims and other (27,498) Total consideration provided to settle liabilities subject to compromise per the Plan (300,566) Gain on settlement of liabilities subject to compromise $ 1,430,108 (m) Pursuant to the terms of the Plan, on the Emergence Date, all Predecessor preferred stock interests were cancelled. (n) Pursuant to the terms of the Plan, on the Emergence Date, all Predecessor common stock interests were cancelled. (o) Pursuant to the terms of the Plan, on the Emergence Date, all Predecessor treasury stock interests were cancelled. (p) Reflects the issuance of Successor equity, including the issuance of 24,729,681 shares of common stock at a par value of $0.01 per share and warrants to purchase 4,358,369 shares of common stock in exchange for claims against or interests in the Debtors pursuant to the Plan. Equity issued is detailed in the table below (in thousands): 15

Issuance of Successor equity associated with the participation in the backstopped and general unsecured claims rights offerings $ 251,795 Issuance of Successor equity associated with the backstop commitment premium 23,584 Issuance of Successor equity to 2024 and 2026 Senior Notes holders, incremental to the backstopped and general unsecured rights offerings, and backstop commitment premium 156,889 Issuance of Successor equity to general unsecured claims holders, incremental to the backstopped and general unsecured rights offerings, and backstop commitment premium 64,857 Fair value of warrants (Tranche A and B) to Predecessor common and preferred stockholders 20,403 Issuance of Successor equity to Predecessor common stockholders 3,664 Issuance of Successor equity to Predecessor preferred stockholders 3,663 Total Successor equity as of January 20, 2021 $ 524,855 (q) The table below reflects the cumulative net impact of the effects on accumulated deficit (in thousands): Reorganization items, net: Gain on settlement of liabilities subject to compromise $ (1,430,108) Adjustment to Backstop Commitment Agreement premium (5,365) Acceleration of unvested stock compensation 3,468 Success fees 20,800 Impact on reorganization items, net (1,411,205) Cancellation of Predecessor equity (2,140,308) Net impact on accumulated (deficit) $ (3,551,513) 16

Fresh Start Adjustments (r) Reflects the adjustment to fair value of the Company's line fill inventory based on market prices as of the Emergence Date. (s) Reflects the adjustments to fair value of the Company's oil and natural gas properties, proved and unproved, as well as the elimination of wells in progress and accumulated depletion, depreciation and amortization. For purposes of estimating the fair value of the Company's proved oil and gas properties, a discounted cash flows approach was used that estimated the fair value based on the anticipated future cash flows associated with the Company's proved reserves, risked by reserve category and discounted using a weighted average cost of capital rate of 11.0%. The proved reserve locations included in this analysis were limited to wells included in the Company's five-year development plan. Future prices for the income approach were based on forward strip price curves (adjusted for basis differentials) as of the Emergence Date. In estimating the fair value of the Company's unproved properties, a discounted cash flows approach was used. The approach utilized for proved properties was also consistently utilized for properties that had positive future cash flows associated with reserve locations that did not qualify as proved reserves. (t) Reflects the fair value adjustment to recognize the Company’s land as of the Emergence Date based on assessed values provided to management by a licensed appraiser. The appraisals utilized the market approach for comparable properties, where there was market comparable data available or the appraiser’s knowledge of the market and the property, to provide an estimated market value where market comparable data was not available. (u) Reflects the adjustment to fair value of the Company's asset retirement obligations including using a credit-adjusted risk-free rate as of the Emergence Date. (v) Reflects the net cumulative impact of the fresh start adjustments on accumulated deficit. Reorganization Items, Net Any expenses, gains and losses that were realized or incurred between the Petition Date and the Emergence Date and as a direct result of the Chapter 11 Cases were recorded in reorganization items, net in the Company’s consolidated statements of operations. The following table summarizes the components of reorganization items, net for the periods presented (in thousands): Predecessor For the Period from January 1 through January 20, 2021 Gain on settlement of liabilities subject to compromise $ 1,430,108 Adjustment to Backstop Commitment Agreement premium 5,365 Acceleration of unvested stock compensation (3,468) Professional fees (7,410) Success fees (20,800) Fresh start valuation adjustment (529,887) Total reorganization items, net $ 873,908 17

Note 4—Long-Term Debt

The Company's long-term debt consisted of the following (in thousands):

	Successor	Predecessor
	September 30, 2021	December 31, 2020
RBL Credit Facility	$ —	$ —
DIP Credit Facility	—	106,727
Prior Credit Facility	—	453,747
2024 Senior Notes	—	400,000
2026 Senior Notes	—	700,189
Total principal	—	1,660,663
Unamortized debt issuance costs[1]	—	—
Total debt, prior to reclassification to "Liabilities Subject to Compromise"	—	1,660,663
Less amounts reclassified to "Liabilities Subject to Compromise"[2]	—	(1,100,189)
Total debt not subject to compromise[3]	—	560,474
Less current portion of long-term debt	—	(560,474)
Total long-term debt	$ —	$ —

(1) As a result of the Chapter 11 Cases and the adoption of ASC 852, the Company wrote off all unamortized debt issuance cost balances to reorganization items, net in the consolidated statements of operations during the year ended December 31, 2020.

(2) As of December 31, 2020, amounts reclassified to "Liabilities Subject to Compromise" included the principal balances of the Predecessor Company's 2024 and 2026 Senior Notes.

(3) Total debt not subject to compromise includes all borrowings outstanding under the Prior Credit Facility and DIP Credit Facility.

RBL Credit Facility

On the Emergence Date, pursuant to the terms of the Plan, the Successor Company entered into a $1.0 billion reserve-based credit agreement ("RBL Credit Agreement") with Wells Fargo Bank, National Association ("RBL Credit Facility") with an initial borrowing base of $500.0 million. The borrowing base is redetermined semiannually on or around May 1 and November 1 of each year, with one interim "wildcard" redetermination available to each of the Successor Company and its administrative agent between scheduled redeterminations during any 12-month period. On May 6, 2021, the Successor Company's borrowing base was reaffirmed at $500.0 million.

Due to the merger discussed in *Note 1—Business and Organization—Civitas Resources, Inc.,* the Company's borrowing base was not redetermined as the administrative agent for Civitas began administering the RBL Credit Facility.

As of November 12, 2021, the Successor Company had nothing drawn on the RBL Credit Facility. Total funds available for borrowing under the Successor Company's RBL Credit Facility, after giving effect to an aggregate of $1.3 million of undrawn letters of credit, were $498.7 million as of November 12, 2021.

The RBL Credit Facility provides for a $50.0 million sub-limit of the aggregate commitments that is available for the issuance of letters of credit. The RBL Credit Facility bears interest either at a rate equal to (i) LIBOR plus an applicable margin that varies from 3.00% to 4.00% per annum, or (ii) a base rate plus an applicable margin that varies from 2.00% to 3.00% per annum. The RBL Credit Facility matures on July 20, 2024. The grid below shows the base rate margin and Eurodollar margin depending on the applicable borrowing base utilization percentage as of November 12, 2021:

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RBL Credit Facility Borrowing Base Utilization Grid

Borrowing Base Utilization Percentage	Utilization	Base Rate Margin	Eurodollar Margin	Commitment Fee Rate
Level 1	<25%	2.00 %	3.00 %	0.50 %
Level 2	≥ 25% < 50%	2.25 %	3.25 %	0.50 %
Level 3	≥ 50% < 75%	2.50 %	3.50 %	0.50 %
Level 4	≥ 75% < 90%	2.75 %	3.75 %	0.50 %
Level 5	≥90%	3.00 %	4.00 %	0.50 %

The RBL Credit Facility requires the Successor Company to maintain (i) a consolidated net leverage ratio of less than or equal to 3.00 to 1.00, and (ii) a consolidated current ratio of greater than or equal to 1.00 to 1.00. Per the RBL Credit Agreement, for the purpose of calculating the current ratio for fiscal quarters ending March 31, 2021 and June 30, 2021, all ad valorem, severance or tax liabilities can be excluded from current liabilities in the calculation of the current ratio.

The Successor Company is required to pay a commitment fee of 0.50% per annum on the actual daily unused portion of the current aggregate commitments under the RBL Credit Facility. The Successor Company is also required to pay customary letter of credit and fronting fees.

The RBL Credit Agreement also contains customary affirmative and negative covenants, including, among other things, as to compliance with laws (including environmental laws and anti-corruption laws), delivery of quarterly and annual financial statements and borrowing base certificates, conduct of business, maintenance of property, maintenance of insurance, restrictions on the incurrence of liens, indebtedness, asset dispositions, restricted payments, and other customary covenants.

Additionally, the RBL Credit Agreement contains customary events of default and remedies for credit facilities of this nature. If the Successor Company does not comply with the financial and other covenants in the RBL Credit Agreement, the lenders may, subject to customary cure rights, require immediate payment of all amounts outstanding under the RBL Credit Agreement and any outstanding unfunded commitments may be terminated.

Prior Credit Facility, DIP Credit Facility, 2024 Senior Notes and 2026 Senior Notes

Information pertaining to these debt facilities can be found in the Company's Annual Report. The Company's obligations under its Prior Credit Facility, DIP Credit Facility, 2024 Senior Notes and 2026 Senior Notes were settled at the Effective Date.

Debt Issuance Costs

Successor Company debt issuance costs include origination, legal and other fees incurred in connection with the Successor Company's RBL Credit Facility. As of September 30, 2021, the Successor Company had debt issuance costs, net of accumulated amortization, of $5.0 million, which has been reflected on the Successor Company's condensed consolidated balance sheets within the line item "Other non-current assets." For the period from January 1, 2021 to January 20, 2021, the Predecessor Company recorded amortization expense related to debt issuance costs of $0.1 million. For the three months ended September 30, 2021 and for the period from January 21, 2021 to September 30, 2021, the Successor Company recorded amortization expense related to debt issuance costs of $0.5 million and $1.4 million, respectively. For the three and nine months ended September 30, 2020, the Predecessor Company recorded amortization expense related to debt issuance costs of $0.2 million and $3.3 million, respectively.

Predecessor Company debt issuance costs include origination, legal and other fees incurred in connection with the Predecessor Company's Prior Credit Facility, DIP Credit Facility, 2024 Senior Notes and 2026 Senior Notes. As a result of the bankruptcy, the Company wrote off $13.5 million in unamortized debt issuance costs on the 2024 and 2026 Senior Notes to reorganization items, net in the condensed consolidated statements of operations for the nine months ended September 30, 2020.

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Interest Incurred on Long-Term Debt

For the period from January 1, 2021 to January 20, 2021, the Predecessor Company incurred interest expense on long-term debt of $1.5 million and capitalized interest expense on long-term debt of $0.1 million. For the three months ended September 30, 2021, the Successor Company incurred interest expense on long-term debt of $1.1 million and capitalized interest expense on long-term debt of $0.1 million. For the period from January 21, 2021 to September 30, 2021, the Successor Company incurred interest expense on long-term debt of $5.6 million and capitalized interest expense on long-term debt of $0.3 million. For the three and nine months ended September 30, 2020, the Predecessor Company incurred interest expense on long-term debt of $8.1 million and $50.6 million, respectively. Absent the automatic stay, interest expense for the three and nine months ended September 30, 2020 would have been $24.6 million and $69.2 million, respectively. For the three and nine months ended September 30, 2020, the Predecessor Company capitalized interest expense on long-term debt of $0.9 million and $4.9 million, respectively.

Note 5—Commodity Derivative Instruments

The Company's net open commodity derivative contracts by quarter as of September 30, 2021 are summarized below:

	12/31/2021	3/31/2022	6/30/2022	9/30/2022	12/31/2022	3/31/2023
NYMEX WTI Crude Swaps:						
Notional volume (Bbl)	1,041,000	828,000	—	—	—	—
Weighted average fixed price ($/Bbl)	$ 50.01	$ 50.05	$ —	$ —	$ —	$ —
NYMEX WTI Crude Purchased Puts:						
Notional volume (Bbl)	—	828,000	345,839	320,247	297,903	94,820
Weighted average purchased put price ($/Bbl)	$ —	$ 50.00	$ 40.00	$ 40.00	$ 40.00	$ 40.00
NYMEX WTI Crude Sold Calls:						
Notional volume (Bbl)	—	828,000	345,839	320,247	297,903	94,820
Weighted average sold call price ($/Bbl)	$ —	$ 60.00	$ 72.70	$ 72.70	$ 72.70	$ 72.70
NYMEX HH Natural Gas Swaps:						
Notional volume (MMBtu)	7,904,240	6,468,277	—	—	—	—
Weighted average fixed price ($/MMBtu)	$ 2.93	$ 3.00	$ —	$ —	$ —	$ —
NYMEX HH Natural Gas Purchased Puts:						
Notional volume (MMBtu)	—	—	5,494,135	5,374,602	5,237,469	797,160
Weighted average purchased put price ($/MMBtu)	$ —	$ —	$ 2.50	$ 2.51	$ 2.53	$ 2.00
NYMEX HH Natural Gas Sold Calls:						
Notional volume (MMBtu)	—	—	5,494,135	5,374,602	5,237,469	797,160
Weighted average sold call price ($/MMBtu)	$ —	$ —	$ 3.50	$ 3.51	$ 3.51	$ 3.25

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The following tables detail the fair value of the Company’s derivative instruments, including the gross amounts and adjustments made to net the derivative instruments for the presentation in the condensed consolidated balance sheets (in thousands): Location on Balance Sheet Gross Amounts of Recognized Assets and Liabilities Gross Amounts Offsets in the Balance Sheet(1) Net Amounts of Assets and Liabilities Presented in the Balance Sheet Gross Amounts not Offset in the Balance Sheet(2) Net Amounts(3) Successor as of September 30, 2021 Current assets $ 22,372 $ (22,372) $ — $ — $ — Non-current assets 1,203 (1,203) — — — Current liabilities (116,076) 22,372 (93,704) — (100,478) Non-current liabilities (7,977) 1,203 (6,774) — — Predecessor as of December 31, 2020 Current assets $ 8,372 $ (1,401) $ 6,971 $ — $ 6,971 Non-current assets — — — — — Current liabilities (3,548) 1,401 (2,147) — (2,147) Non-current liabilities — — — — — _______________ (1) Agreements are in place that allow for the financial right of offset for derivative assets and derivative liabilities at settlement or in the event of a default under the agreements. (2) Netting for balance sheet presentation is performed by current and non-current classification. This adjustment represents amounts subject to an enforceable master netting arrangement, which are not netted on the condensed consolidated balance sheets. There are no amounts of related financial collateral received or pledged. (3) Net amounts are not split by current and non-current. All counterparties in a net asset position are shown in the current asset line, and all counterparties in a net liability position are shown in the current liability line item. Commodity derivatives gain (loss) are included in the Other income (expense) section of the condensed consolidated statements of operations. The table below sets forth the commodity derivatives gain (loss) for the periods presented (in thousands). Successor Predecessor For the Three Months Ended September 30, For the Three Months Ended September 30, 2021 2020 Commodity derivative loss $ (51,481) $ (9,673) Successor Predecessor For the Period from January 21 through September 30, For the Period from January 1 through January 20, For the Nine Months Ended September 30, 2021 2021 2020 Commodity derivative gain (loss) $ (155,806) $ (12,586) $ 184,041 21

Note 6—Asset Retirement Obligations The Company’s asset retirement obligations (“ARO”) represent the present value of estimated future costs associated with the plugging and abandonment of oil and gas wells, removal of equipment and facilities from leased acreage, and land restoration in accordance with applicable local, state and federal laws. The current and non-current portions as of December 31, 2020 (Predecessor) were $14.3 million and $80.5 million, respectively, and have been included in “Liabilities Subject to Compromise” in the condensed consolidated balance sheets as of that balance sheet date. The following table provides a reconciliation of the Company’s ARO for the periods presented (in thousands): Asset retirement obligations at December 31, 2020 (Predecessor) $ 94,769 Liabilities settled (545) Accretion expense 333 Asset retirement obligations at January 20, 2021 (Predecessor) 94,557 Fresh start adjustment(1) (7,358) Asset retirement obligations at January 20, 2021 (Predecessor) 87,199 Asset retirement obligations at January 21, 2021 (Successor) 87,199 Liabilities incurred or acquired 166 Liabilities settled (5,440) Revisions in estimated cash flows 802 Accretion expense 5,000 Asset retirement obligations at September 30, 2021 (Successor) $ 87,727 _______________ (1) Refer to Note 3—Fresh Start Reporting for more information on fresh start adjustments. Note 7—Fair Value Measurements The following table (in thousands) presents the Company’s financial assets and liabilities that were accounted for at fair value on a recurring basis, by level within the fair value hierarchy: Successor Predecessor Fair Value Measurement at September 30, 2021 Fair Value Measurement at December 31, 2020 Level 1 Level 2 Level 3 Total Level 1 Level 2 Level 3 Total Commodity derivative assets $ — $ — $ — $ — $ — $ 6,971 $ — $ 6,971 Commodity derivative liabilities — 100,478 — 100,478 — 2,147 — 2,147 The following table (in thousands) presents the fair value of the Company’s financial instruments and carrying value. This table does not impact the Company's financial position, results of operations or cash flows. Successor Predecessor At September 30, 2021 At December 31, 2020 Carrying Amount Fair Value Carrying Amount Fair Value RBL Credit Facility $ — $ — $ — $ — Prior Credit Facility — — 453,747 453,747 DIP Credit Facility — — 106,727 106,727 2024 Senior Notes — — 400,000 70,732 2026 Senior Notes — — 700,189 123,408 22

Non-Recurring Fair Value Measurements The Company utilizes fair value on a non-recurring basis to review its proved oil and gas properties for potential impairment when events and circumstances indicate a possible decline in the recoverability of the carrying value of such property. The Company uses an income approach analysis based on the net discounted future cash flows of producing property. The future cash flows are based on management’s estimates for the future. The unobservable inputs listed below are Level 3 inputs within the fair value hierarchy and include: • estimates of oil and gas production, as the case may be, from the Company’s reserve reports; • commodity prices based on the sales contract terms and forward price curves; • operating and development costs; and, • a discount rate based on a market-based weighted average cost of capital. For both the periods from January 1, 2021 to January 20, 2021 and January 21, 2021 to September 30, 2021, the Company recognized no impairment expense on their proved oil and gas properties. For the three months ended September 30, 2020, the Predecessor Company recognized no impairment expense on its proved oil and gas properties. For the nine months ended September 30, 2020, the Predecessor Company recognized $1.6 million in impairment expense on its proved oil and gas properties related to impairment of assets in its northern field as the fair value did not exceed the Predecessor Company's carrying amount associated with its proved oil and gas properties in its northern field. See Note 3—Fresh Start Reporting for discussion of the revaluation of the Company’s oil and gas properties upon emergence from bankruptcy. Note 8—Income Taxes The Company computes an estimated annual effective tax rate (“AETR”) each quarter based on the current and forecasted operating results. The income tax expense or benefit associated with the interim period is computed using the most recent estimated AETR applied to the year-to-date ordinary income or loss, plus the tax effect of any significant or infrequently occurring items recorded during the interim period. The computation of the estimated AETR at each interim period requires certain estimates and significant judgements including, but not limited to, the expected operating income (loss) for the year, projections of the proportion of income earned and taxed in various jurisdictions, permanent differences and the likelihood of recovering deferred tax assets generated in the current year. The accounting estimates used to compute the provision for income taxes may change as new events occur, more experience is obtained, and additional information becomes known or as the tax environment changes. The effective combined U.S. federal and state income tax rate for the following periods were as follows: • For the period from January 1, 2021 to January 20, 2021: zero • For the three months ended September 30, 2021: 19.83% • For the period from January 21, 2021 to September 30, 2021: 19.87% • For the three months ended September 30, 2020: zero • For the nine months ended September 30, 2020: (0.27)% The effective rate differs from the amount that would be provided by applying the statutory U.S. federal income tax rate of 21% to pre-tax income due to (i) the effect of a full valuation allowance in effect at September 30, 2021, and (ii) the effects of state taxes, permanent taxable differences, and income attributable to non-controlling interest for the nine months ended September 30, 2020. Net tax expense for the period January 1, 2021 to January 20, 2021 was reduced to zero due to the valuation allowance. Current tax expense for the period January 21, 2021 to September 30, 2021 was $44.1 million primarily as a result of net operating loss (“NOL”) carryovers limited under Section 382 of the Internal Revenue Service Code of 1986, as amended (“IRC”) due to the change in control as referenced in Note 3—Fresh Start Reporting. As described in Note 1—Business and Organization—Voluntary Reorganization under Chapter 11 of the Bankruptcy Code in the Company’s filed Form 10-Q from the first quarter of 2021, in accordance with the Plan, the Company’s 2024 and 2026 Senior Notes were canceled and exchanged for New Common Stock. Absent an exception, a 23 debtor recognizes cancellation of indebtedness income (“CODI”) upon discharge of its outstanding indebtedness for an amount of consideration that is less than its adjusted issue price. The Internal Revenue Code (“IRC”) provides that a debtor in a Chapter 11 bankruptcy case may exclude CODI from taxable income but must reduce certain of its tax attributes by the amount of any CODI realized as a result of the consummation of a plan of reorganization. The amount of CODI realized by a taxpayer is determined based on the fair market value of the consideration received by the creditors in settlement of outstanding indebtedness. Upon emergence from Chapter 11 bankruptcy proceedings, the CODI may reduce some or all of the amount of prior tax attributes, which can include net operating losses, capital losses, alternative minimum tax credits and tax basis in assets. The actual reduction in tax attributes does not occur until January 1, 2022. The Company has evaluated the impact of the reorganization, including the change in control, resulting from its emergence from bankruptcy. From an income tax perspective, the most significant impact is attributable to our carryover tax attributes associated with our net operating losses. On the date of emergence, the estimated NOL was approximately $1.3 billion. The Company believes that the Successor Company will be able to fully absorb the cancellation of debt income realized by the Predecessor Company in connection with the reorganization with its adjusted NOL carryovers. The amount of the remaining NOL carryovers will be limited under Section 382 of the IRC due to the change in control as referenced in Note 3—Fresh Start Reporting. As the tax basis of the Company's assets, primarily our oil and gas properties, is in excess of the carrying value, as adjusted in the fresh-start accounting process, the Successor Company is in a net deferred tax asset position. Per authoritative guidance, historical results along with expected market conditions known on the date of measurement, it is more likely than not that the Company will not realize future income tax benefits from the additional tax basis and its remaining NOL carryovers. This is periodically reassessed and could change. Accordingly, the Company has provided for a full valuation allowance of the underlying deferred tax assets. Note 9—Stock-Based Compensation 2021 Long-Term Incentive Plan On January 20, 2021, as part of the emergence from bankruptcy, the Board adopted the Extraction 2021 Long- Term Incentive Plan (the “2021 LTIP”) with a share reserve equal to 3,038,657 shares of New Common Stock. The 2021 LTIP provides for the grant of restricted stock units, restricted stock awards, stock options, stock appreciation rights, performance awards and cash awards to the Company’s employees and non-employee Board members. At emergence, the Successor Company granted awards under the 2021 LTIP to its directors, officers and employees, including restricted stock units, performance stock units and deferred stock units. Raptor Eagle Merger Sub, Inc. merged with and into Extraction on November 1, 2021 with Extraction surviving, as disclosed in Note 1— Business and Organization — Civitas Resources, Inc. As a result of this merger, Extraction became a wholly owned subsidiary of Bonanza Creek Energy, Inc., which subsequently changed its name to Civitas Resources, Inc. As part of the merger, Extraction’s 2021 LTIP was assumed by Civitas. Outstanding awards under the 2021 LTIP were also assumed and continue to be outstanding and will vest pursuant to their original terms; however, awards held by individuals terminated as part of the merger vested at the time of their termination. Each share of Extraction’s New Common Stock issued and outstanding as of immediately prior to the November 1, 2021, was converted into the right to receive 1.1711 shares of Bonanza’s common stock for each share of Extraction New Common Stock, with cash paid in lieu of the issuance of fractional shares, if any. Each holder of Extraction New Common Stock received a total dividend equalization payment, as part of the merger consideration, of approximately 0.0172 shares of Bonanza’s common stock per share of Extraction New Common Stock related to Bonanza’s June 30, 2021 and September 30, 2021 dividends, with cash paid in lieu of the issuance of fractional shares, if any. 2016 Long-Term Incentive Plan In October 2016, the Predecessor Company’s Board adopted the Extraction 2016 Long-Term Incentive Plan (the “2016 LTIP”), pursuant to which employees, consultants, and directors of the Predecessor Company and its affiliates performing services for the Predecessor Company were eligible to receive awards. The 2016 LTIP provided for the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, bonus stock, dividend equivalents, other stock-based awards, substitute awards, annual incentive awards, and performance awards intended to align the interests of participants with those of stockholders. In May 2019, the Predecessor Company’s stockholders approved the amendment and restatement of the 2016 LTIP. The amended and restated 2016 LTIP provided a total reserve of 32.2 24 million shares of the Predecessor Common Stock for issuance pursuant to awards under the 2016 LTIP. Extraction granted awards under the 2016 LTIP to certain directors, officers and employees, including stock options, restricted stock units, performance stock awards, performance stock units, performance cash awards and cash awards. Effective January 20, 2021, as part of the emergence from bankruptcy, the 2016 LTIP was terminated and no longer in effect and all outstanding awards were cancelled. Successor Company Restricted Stock Units (“RSUs”) RSUs issued under the 2021 LTIP generally vest over either a one or three-year service period, with either 100% vesting in year one or one-third, one-third and one-third of the units vesting in years one, two and three, respectively. Grant date fair value was determined based on the value of the Successor Company’s New Common Stock pursuant to the terms of the 2021 LTIP. The Successor Company assumed a forfeiture rate of zero as part of the grant date estimate of compensation cost. The Successor Company recorded $1.7 million and $4.8 million of stock-based compensation costs related to Successor Company RSUs for the three months ended September 30, 2021 and for the period from January 21, 2021 through September 30, 2021, respectively. These costs were included in the condensed consolidated statements of operations within the “General and administrative expense” line item. As of September 30, 2021, there was $3.2 million of total unrecognized compensation cost related to the unvested Successor Company RSUs granted to certain directors, officers and employees that is expected to be recognized over a weighted average period of 0.7 years. The following table summarizes the Successor Company’s RSU activity for the period shown and provides information for the Successor Company’s RSUs outstanding at the dates indicated. Number of Shares Weighted Average Grant Date Fair Value Non-vested Successor Company RSUs at January 21, 2021 — $ — Granted 394,795 20.46 Forfeited (6,799) 20.41 Vested — — Non-vested Successor Company RSUs at September 30, 2021 387,996 $ 20.46 Predecessor Company RSUs RSUs issued under the 2016 LTIP generally vested over either a one or three-year service period, with either 100% vesting in year one or 25%, 25% and 50% of the units vesting in years one, two and three, respectively. Grant date fair value was determined based on the value of the Predecessor Common Stock pursuant to the terms of the 2016 LTIP. The Predecessor Company assumed a forfeiture rate of zero as part of the grant date estimate of compensation cost. The Predecessor Company recorded $0.2 million of stock-based compensation costs related to Predecessor Company RSUs for the period from January 1, 2021 through January 20, 2021, as compared to $1.0 million and $3.4 million for the three and nine months ended September 30, 2020, respectively. These costs were included in the condensed consolidated statements of operations within the “General and administrative expense” line item. The following table summarizes the Predecessor Company’s RSU activity for the period shown and provides information for the Predecessor Company’s RSUs outstanding at the dates indicated. Number of Shares Weighted Average Grant Date Fair Value Non-vested Predecessor Company RSUs at January 1, 2021 1,185,351 $ 6.99 Vested (4,500) 8.70 Cancelled at emergence from bankruptcy (1,180,851) 6.98 Non-vested Predecessor Company RSUs at January 20, 2021 — $ — 25

Successor Company Performance Unit Awards ("PSUs")

Upon emergence from bankruptcy on January 20, 2021, the Successor Company granted PSUs to certain executives under the 2021 LTIP. The number of shares of New Common Stock that may be issued to settle these various PSUs ranges from zero to two times the number of PSUs awarded. Generally, the shares issued for PSUs are determined based on the satisfaction of a time-based vesting schedule and absolute total stockholder return ("ATSR") measured over a three-year period, and vest in their entirety at the end of the three-year measurement period. Any PSUs that have not vested at the end of the applicable measurement period are forfeited. As the ATSR vesting criterion are linked to the Successor Company's share price, it is considered a market condition for purposes of calculating the grant-date fair value of the awards.

The fair value of the Successor Company's PSUs was measured at the grant date with a stochastic process method using a Monte Carlo simulation. A stochastic process is a mathematically defined equation that can create a series of outcomes over time. Those outcomes are not deterministic in nature, which means that by iterating the equations multiple times, different results will be obtained for those iterations. In the case of the Successor Company's PSUs, the Company cannot predict with certainty the path its stock price or the stock prices of its peers will take over the performance period. By using a stochastic simulation, the Company can create multiple prospective stock pathways, statistically analyze these simulations, and ultimately make inferences regarding the most likely path the stock price will take. As such, and because future stock prices are stochastic, the stochastic method, specifically the Monte Carlo Model, is deemed an appropriate method by which to determine the fair value of the PSUs. Significant assumptions used in this simulation include the Company's expected volatility, risk-free interest rate based on U.S. Treasury yield curve rates with maturities consistent with the measurement period as well as the volatilities for each of the Company's peers.

The Successor Company recorded $0.5 million and $1.5 million of stock-based compensation costs related to Successor Company PSUs for the three months ended September 30, 2021 and for the period from January 21, 2021 through September 30, 2021, respectively. These costs were included in the condensed consolidated statements of operations within the "General and administrative expense" line item. As of September 30, 2021, there was $5.0 million of total unrecognized compensation cost related to the unvested Successor Company PSUs granted to certain executives that is expected to be recognized over a weighted average period of 2.3 years. The Successor Company's PSUs will be settled by issuing New Common Stock. The following table summarizes the Successor Company's PSU activity for the period shown and provides information for the Successor Company's PSUs outstanding at the dates indicated.

	Number of Shares[1]	Weighted Average Grant Date Fair Value
Non-vested Successor Company PSUs at January 21, 2021	—	$ —
Granted	230,850	28.11
Forfeited	—	—
Vested	—	—
Non-vested Successor Company PSUs at September 30, 2021	230,850	$ 28.11

(1) The number of awards assumes that the associated maximum vesting condition is met at the target amount. The final number of shares of New Common Stock issued may vary depending on the performance multiplier, which ranges from zero to two for the Successor Company's 2021 PSU grants, depending on the level of satisfaction of the vesting condition.

Predecessor Company Performance Stock Awards ("PSAs")

The Predecessor Company granted PSAs to certain executives under the 2016 LTIP in October 2017, March 2018, April 2019 and March 2020. The number of shares of Predecessor Common Stock that may be issued to settle these various PSAs ranges from zero to two times the number of PSAs awarded. PSAs that settle in cash were presented as liability awards. Generally, the shares issued for PSAs were determined based on the satisfaction of a time-based vesting schedule and a weighting of one or more of the following: (i) ATSR, (ii) relative total stockholder return ("RTSR"), as compared to the Predecessor Company's peer group and (iii) cash return on capital invested ("CROCI") or return on invested capital ("ROIC") measured over a three-year period and vest in their entirety at the end of the three-year measurement period. Any PSAs that have not vested at the end of the applicable measurement period were forfeited.

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The vesting criterion that was associated with the RTSR was based on a comparison of the Predecessor Company's total shareholder return for the measurement period compared to that of a group of peer companies for the same measurement period. As the ATSR and RTSR vesting criteria were linked to the Predecessor Company's share price, they each were considered a market condition for purposes of calculating the grant-date fair value of the awards. The vesting criterion that was associated with the CROCI and ROIC were considered a performance condition for purposes of calculating the grant-date fair value of the awards.

The fair value of the Predecessor Company's PSAs were measured at the grant date with a stochastic process method using a Monte Carlo simulation. A stochastic process is a mathematically defined equation that can create a series of outcomes over time. Those outcomes are not deterministic in nature, which means that by iterating the equations multiple times, different results will be obtained for those iterations. In the case of the Predecessor Company's PSAs, the Company cannot predict with certainty the path its stock price or the stock prices of its peer will take over the performance period. By using a stochastic simulation, the Company can create multiple prospective stock pathways, statistically analyze these simulations, and ultimately make inferences regarding the most likely path the stock price will take. As such, and because future stock prices are stochastic, the stochastic method, specifically the Monte Carlo Model, is deemed an appropriate method by which to determine the fair value of the PSAs. Significant assumptions used in this simulation include the Company's expected volatility, risk-free interest rate based on U.S. Treasury yield curve rates with maturities consistent with the measurement period as well as the volatilities for each of the Company's peers.

The Predecessor Company recorded $0.1 million of stock-based compensation costs related to Predecessor Company PSAs for the period from January 1, 2021 through January 20, 2021, as compared to $0.9 million and $1.0 million for the three and nine months ended September 30, 2020, respectively. These costs were included in the condensed consolidated statements of operations within the "General and administrative expense" line item. As of September 30, 2021, there was no unrecognized compensation cost related to the unvested Predecessor Company PSAs granted to certain executives as they were all cancelled at emergence. The following table summarizes the Predecessor Company's PSA activity for the period shown and provides information for the Predecessor Company's PSAs outstanding at the dates indicated.

	Number of Shares[(1)]	Weighted Average Grant Date Fair Value
Non-vested Predecessor Company PSAs at January 1, 2021	1,196,279	$ 5.32
Cancelled at emergence from bankruptcy	(1,196,279)	5.32
Non-vested Predecessor Company PSAs at January 20, 2021	—	$ —

(1) The number of awards assumed that the associated maximum vesting condition is met at the target amount. The final number of shares of the Predecessor Common Stock issued would have varied depending on the performance multiplier, which ranged from zero to one for the 2017 and 2018 grants and ranged from zero to two for the 2019 and 2020 grants, which would have depended on the level of satisfaction of the vesting condition.

Successor Company Deferred Stock Units ("DSUs")

Upon emergence from bankruptcy on January 20, 2021, a new Board was appointed and each Board member (except the CEO) was granted 16,800 Successor Company DSUs, which vest in quarterly installments over a one-year period following the grant date. The Successor Company DSUs will be settled in shares of New Common Stock upon the Board member's departure from the Company; thus, these DSUs may not be included in the Successor Company's issued and outstanding shares, potentially for several years. Grant date fair value was determined based on the value of the Successor Company's New Common Stock pursuant to the terms of the 2021 LTIP. The Company assumed a forfeiture rate of zero as part of the grant date estimate of compensation cost.

The Successor Company recorded $0.5 million and $1.4 million of stock-based compensation costs related to Successor Company DSUs for the three months ended September 30, 2021 and for the period from January 21, 2021 through September 30, 2021, respectively. These costs were included in the condensed consolidated statements of operations within the "General and administrative expense" line item. As of September 30, 2021, there was $0.6 million of total unrecognized compensation cost related to the unvested Successor Company DSUs granted to certain directors that is expected to be recognized over a weighted average period of 0.3 years. The following table summarizes the

27

Successor Company's DSU activity for the period shown and provides information for the Successor Company's DSUs outstanding at the dates indicated.

	Number of Shares	Weighted Average Grant Date Fair Value
Non-vested Successor Company Deferred Stock Units at January 21, 2021	—	$ —
Granted	100,800	20.41
Forfeited	—	—
Vested	(50,400)	20.41
Non-vested Successor Company Deferred Stock Units September 30, 2021	50,400	$ 20.41

Note 10—Equity

Common Stock

On the Emergence Date, the Successor Company filed an amended and restated certificate of incorporation with the Delaware Secretary of State to provide for, among other things, the authority to issue a total of 950,000,000 shares of all classes of capital stock of which 900,000,000 shares are common stock, par value $0.01 per share (the "New Common Stock") and 50,000,000 shares are preferred stock, par value $0.01 per share. Upon emergence from the Chapter 11 Cases, all existing shares of the Predecessor Common Stock and the Predecessor Preferred Stock were cancelled, and the Successor Company issued 25,703,212 shares of New Common Stock during the first quarter of 2021. During the second quarter of 2021, the Company issued 133,705 shares of New Common Stock to settle general unsecured claims. During the third quarter of 2021, the Company issued 113,768 shares of New Common Stock to settle general unsecured claims. As of September 30, 2021, the Company expects to issue an additional 23,462 shares of New Common Stock to settle general unsecured claims. See *Note 1—Business and Organization —Voluntary Reorganization under Chapter 11 of the Bankruptcy Code* in the Company's filed Form 10-Q from the first quarter of 2021 and *Note 3—Fresh Start Reporting* for more information.

Series A Preferred Stock

In connection with emergence from the Chapter 11 Cases on January 20, 2021, and pursuant to the Plan, each share of the Predecessor Preferred Stock was canceled, released and extinguished, and is of no further force or effect.

Warrants

On the Emergence Date and pursuant to the Plan, the Successor Company entered into warrant agreements with American Stock Transfer & Trust Company, LLC, as warrant agent, which provided for (i) the Successor Company's issuance of up to an aggregate of 2,905,567 Tranche A Warrants to purchase the New Common Stock (the "Tranche A Warrants") to certain former holders of the Predecessor Common Stock and (ii) the Successor Company's issuance of up to an aggregate of 1,452,802 Tranche B warrants to purchase New Common Stock (the "Tranche B Warrants" and, together with the Tranche A Warrants, the "New Warrants") to certain former holders of the Predecessor Common Stock.

The Tranche A Warrants are exercisable from the date of issuance until the fourth anniversary of the Emergence Date, at which time all unexercised Tranche A Warrants will expire, and the rights of the holders of such warrants to purchase New Common Stock will terminate. The Tranche A Warrants are initially exercisable for one share of New Common Stock per Tranche A Warrant at an initial exercise price of $107.64 per Tranche A Warrant (the "Tranche A Exercise Price").

The Tranche B Warrants are exercisable from the date of issuance until the fifth anniversary of the Emergence Date, at which time all unexercised Tranche B Warrants will expire, and the rights of the holders of such warrants to purchase New Common Stock will terminate. The Tranche B Warrants are initially exercisable for one share of New Common Stock per Tranche B Warrant at an initial exercise price of $122.32 per Tranche B Warrant (the "Tranche B Exercise Price" and together with the Tranche A Exercise Price, the "Exercise Prices").

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Pursuant to the warrant agreements, no holder of a New Warrant, by virtue of holding or having a beneficial interest in a New Warrant, will have the right to vote, receive dividends, receive notice as stockholders with respect to any meeting of stockholders for the election of the Successor Company’s directors or any other matter, or exercise any rights whatsoever as a stockholder of the Successor Company unless, until and only to the extent such holders become holders of record of shares of New Common Stock issued upon settlement of the New Warrants. The number of shares of New Common Stock for which a New Warrant is exercisable, and the Exercise Prices, are subject to adjustment from time to time upon the occurrence of certain events, including stock splits, reverse stock splits or stock dividends to holders of New Common Stock or a reclassification in respect of New Common Stock. On November 1, 2021, in accordance with the terms of the New Warrants, the New Warrants that were issued and outstanding immediately prior to November 1, 2021 were cancelled and Parent executed a replacement warrant agreement for the Tranche A Warrants and a replacement warrant agreement for the Tranche B Warrants (each, a “Replacement Warrant Agreement”) and issued to each holder of the Extraction New Warrants a replacement warrant (each, a “Replacement Warrant”) that is exercisable for a number of shares of Parent Common Stock equal to the number of shares of Parent Common Stock that would have been issued or paid to a holder of the number of shares of Extraction New Common Stock into which such Extraction New Warrants was exercisable immediately prior to November 1, 2021. Each Replacement Warrant has an exercise price as set forth in the applicable Replacement Warrant Agreement, subject to adjustment as set forth therein. 29

Note 11—Earnings (Loss) Per Share

The basic weighted average shares outstanding calculation is based on the actual days in which the shares were outstanding. The components of basic and diluted earnings (loss) per share ("EPS") were as follows (in thousands, except per share data):

	Successor		Predecessor	
	For the Three Months Ended September 30, 2021		For the Three Months Ended September 30, 2020	
Basic and Diluted Income (Loss) Per Share				
Net income (loss)	$	64,583	$	(540,607)
Less: Adjustment to reflect accretion of Series A Preferred Stock discount		—		(1,865)
Adjusted net income (loss) available to common shareholders, basic and diluted	$	64,583	$	(542,472)
Denominator				
Weighted average common shares outstanding, basic[(1)(2)]		25,898		138,348
Weighted average common shares outstanding, diluted		26,586		138,348
Income (Loss) Per Common Share				
Basic	$	2.49	$	(3.92)
Diluted	$	2.43	$	(3.92)

(1) For the three months ended September 30, 2021, 4,358,369 potentially dilutive shares, including Tranche A Warrants and Tranche B Warrants, were not included in the calculation above.

(2) For the three months ended September 30, 2020, 6,448,989 potentially dilutive shares, including restricted stock awards and stock options outstanding, were not included in the calculation above, as they had an anti-dilutive effect on EPS. Additionally, 11,472,445 common shares associated with the assumed conversion of Predecessor Preferred Stock were also excluded, as they would have had an anti-dilutive effect on EPS.

	Successor		Predecessor			
	For the Period from January 21 through September 30, 2021		For the Period from January 1 through January 20, 2021		For the Nine Months Ended September 30, 2020	
Basic and Diluted Income (Loss) Per Share						
Net income (loss)	$	177,681	$	870,970	$	(823,504)
Less: Noncontrolling interest		—		—		(6,160)
Less: Adjustment to reflect Series A Preferred Stock dividends		—		—		(8,749)
Less: Adjustment to reflect accretion of Series A Preferred Stock		—		(418)		(5,452)
Adjusted net income (loss) available to common shareholders, basic	$	177,681	$	870,552	$	(843,865)
Denominator						
Weighted average common shares outstanding, basic[(1)(2)(3)]		25,743		136,589		138,080
Weighted average common shares outstanding, diluted		26,331		136,589		138,080
Income (Loss) Per Common Share						
Basic	$	6.90	$	6.37	$	(6.11)
Diluted	$	6.75	$	6.37	$	(6.11)

(1) For the period from January 21, 2021 through September 30, 2021, 4,358,369 potentially dilutive shares, including Tranche A Warrants and Tranche B Warrants, were not included in the calculation above.

(2) For the period from January 1, 2021 to January 20, 2021, 7,138,153 potentially dilutive shares, including restricted stock awards and stock options outstanding, were not included in the calculation above, as they had an anti-dilutive effect on EPS. Additionally, 11,472,445 common shares associated with the assumed conversion of Predecessor Preferred Stock were also excluded, as they would have had an anti-dilutive effect on EPS.

(3) For the nine months ended September 30, 2020, 6,448,989 potentially dilutive shares, including restricted stock awards and stock options outstanding, were not included in the calculation above, as they had an anti-dilutive effect on EPS. Additionally, 11,472,445 common shares associated with the assumed conversion of Predecessor Preferred Stock were also excluded, as they would have had an anti-dilutive effect on EPS.

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Note 12—Commitments and Contingencies General As is customary in the oil and gas industry, the Company may at times have commitments in place to reserve or earn certain acreage positions or wells. If the Company does not meet such commitments, the acreage positions or wells may be lost, or the Company may be required to pay damages if certain performance conditions are not met. Drilling Rigs As of September 30, 2021, the Company was subject to three short-term drilling rig commitments. Leases The Company has entered into operating leases for certain compressors and office facilities and equipment. Maturities of operating lease liabilities associated with right-of-use assets and including imputed interest were as follows (in thousands): Successor As of September 30, 2021 Year 1 $ 4,348 Year 2 2,989 Year 3 252 Year 4 — Thereafter — Total lease payments 7,589 Less imputed interest(1) (312) Present value of lease liabilities $ 7,277 _______________ (1) Calculated using the estimated interest rate for each lease. Delivery Commitments The Predecessor Company entered into a long-term gas gathering and processing agreement (the “Gathering Agreement”) with a third-party midstream provider in February 2019. The Gathering Agreement commenced in January 2020 and has a term of ten years with an annual minimum volume commitment of 13.0 Bcf. The Gathering Agreement also includes a commitment to sell take-in-kind NGLs from other processing agreements of 4,000 Bbl/d in the first year of the Gathering Agreement and 7,500 Bbl/d in years two through seven of the Gathering Agreement with the ability to roll forward up to a 10% shortfall in a given month to the subsequent month. On December 23, 2020, the Predecessor Company and the counterparty entered into a settlement and amended the Gathering Agreement (the “Settlement and Amendment”). No changes were made to the Company’s annual minimum volume commitment as a result of the settlement and amendment. In December 2016 and August 2017, the Predecessor Company agreed with several third-party producers and a midstream provider to expand natural gas gathering and processing capacity in the DJ Basin, including through the addition of two new processing plants as well as the expansion of related gathering systems. The first plant commenced operations in August 2018 and the second plant commenced operations in July 2019. The Company’s share of these commitments requires an incremental 51.5 and 20.6 MMcf per day, respectively, over a baseline volume of 65 MMcf per day for a period of seven years following the in-service dates of the plants. The Company may be required to pay a shortfall fee for any incremental volume deficiencies under these commitments. These contractual obligations can be reduced by the Company’s proportionate share of the collective volumes delivered to the plants by other third-party incremental volumes available to the midstream provider at the new facilities that are in excess of the total commitments. The Company is also required for the first three years of each contract to guarantee a certain target profit margin on these volumes sold. 31

Litigation and Legal Items From time to time, the Company is involved in various legal proceedings arising in the ordinary course of its business and reviews the status of these proceedings on an ongoing basis and, from time to time, may settle or otherwise resolve these matters on terms and conditions that management believes are in the Company’s best interests. The Company has provided the necessary estimated accruals in the condensed consolidated balance sheets where deemed appropriate for litigation and legal-related items that are ongoing and not yet concluded. Although the results cannot be known with certainty, the Company currently believes that the ultimate results of such proceedings will not have a material adverse effect on our business, financial position, results of operations or liquidity. Environmental. Due to the nature of the oil and natural gas industry, the Company is exposed to environmental liabilities in the ordinary course of its business. The Company has various policies and procedures in place to minimize and mitigate the risks from environmental contamination or with respect to environmental compliance issues. Liabilities are recorded when environmental damages resulting from past events are probable and the costs can be reasonably estimated. Except as disclosed herein, the Company is not aware of any material environmental claims existing as of September 30, 2021 that have not been provided for or would otherwise have a material impact on the Company’s condensed consolidated financial statements. However, there can be no assurance that current regulatory requirements will not change or that unknown potential past non-compliance with environmental laws, compliance matters or other environmental liabilities will not be discovered on our properties. The liability ultimately incurred with respect to a matter may exceed the related accrual. COGCC Notices of Alleged Violations (“NOAVs”). The Company previously received NOAVs from the Colorado Oil and Gas Conservation Commission (the “COGCC”) for alleged compliance violations. On July 27, 2021, the COGCC approved a global settlement agreement with the Company that resolves these NOAVs. The settlement agreement required the Company to make a cash payment to the COGCC of $0.1 million and also contains an obligation that the Company complete pubic projects that will cost the Company approximately $0.5 million. 32